Stock
This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying

JPMorgan Auto Callable Contingent Interest Notes

The notes are designed for investors who seek a Contingent Interest Payment wit
Stock Price

Trade Details/Characteristics
Reference Stock                   The common stock, par value $0.010 per sh
Contingent Interest Payments:     If the notes have not been previously called
                                  Review Date is greater than or equal to the
                                  Date for each $1,000 principal amount note
                                  $40.250 (equivalent to an interest rate of 1
                                  If the closing price of one share of the Refer
                                  Contingent Interest Payment will be made w
Interest Barrier / Trigger Level: 80% of the Initial Stock Price (subject to adj
Interest Rate:                    16.10% per annum, payable at a rate of 4.0
Automatic Call:                   If the closing price of one share of the Refe
                                  greater than or equal to the Initial Stock Pri
                                  $1,000 principal amount note, equal to (a)
                                  Review Date, payable on the applicable Cal
Payment at Maturity:              If the notes have not been previously called
                                  you will receive a cash payment at maturity
                                  the Contingent Interest Payment applicable
                                  and the Final Stock Price is less than the Tri
                                  notes for every 1% that the Final Stock Price
                                  payment at maturity per $1,000 principal a
                                  Return).
                                  If the notes have not been automatically cal
                                  more than 20% of your initial investment and
                                  may lose all of your initial investment at maturity.
Review Dates:                     October 31, 2013 (first Review Date), January 30,
                                  2014 (second Review Date), May 01, 2014 (third
 Review Date),
                                  August 01, 2014 (final Review Date)
Preliminary term sheet            http://www.sec.gov/Archives/edgar/data/19617/000
                                  095010313004314/dp39587_fwp-0716.htm

 ----------------------------------------------------------------------------------
Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

If Initial closing price of one Stock than Price the What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stocks?
The following table illustrates payments on the notes, assuming a range of performance for the Reference Stock on a given Review Date. The hypothetical payments set forth below assume an Initial Stock Price of $60.00, an Interest
Barrier and a Trigger Level of $48.00 (equal to 80% of the hypothetical Initial
Stock Price) and reflect the Interest Rate of 16.10% per annum (payable at a rate of 4.0250% per quarter). The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
[]   Your investment in the notes may result in a loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase and Co.
[]   The notes do not guarantee the payment of interest and may not pay interest at all.
[]   The appreciation potential of the notes is limited, and you will not participate in any appreciation in the price of the Reference Stock. [] The benefit provided by the Trigger Level may terminate on the final Review
     Date.
[]   JPMorgan Chase and Co. and its affiliates play a variety of roles in connection with the notes and their interests may be adverse to yours. []
     If the notes are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return [] JPMS's estimated value of the notes will be lower than the original issue price
     (price to public) of the notes.
[]   JPMS's estimated value does not represent the future values of the notes and may differ from others' estimates [] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
[]   The value of the notes as published by JPMS will likely be higher than
     JPMS's then-current estimated value of the notes for a limited time. []
     Secondary market prices of the notes will be impacted by many economic and market factors.
[]   No ownership or dividend rights in the Reference Stock.
[]   Risk of the closing price of the Reference Stock falling below the Interest
     Barrier or Trigger Level is greater if the Reference Stock is volatile. []
     Lack of liquidity - JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.
[]   The anti-dilution protection for the Reference Stock is limited and may be discretionary.

Hypothetical Payment upon Automatic Call or at Maturity
Review Dates Prior to the Final

                    Review Date                               Final Review Date

Closing Price Reference Stock Appreciation / Payment on Interest Payment Date or
                                                  Stock Return   Payment at Maturity (2)
              Depreciation at   Call Settlement
                Review Date        Date (1)(2)
 ----------------------------------------------------------------------------
 $108.000       80.000%           $1,040.250        80.000%      $1,040.250
  $96.000       60.000%           $1,040.250        60.000%      $1,040.250
  $84.000       40.000%           $1,040.250        40.000%      $1,040.250
  $72.000       20.000%           $1,040.250        20.000%      $1,040.250
  $66.000       10.000%           $1,040.250        10.000%      $1,040.250
  $63.000       5.000%            $1,040.250        5.000%       $1,040.250
 ----------------------------------------------------------------------------
  $60.000       0.000%            $1,040.250        0.000%       $1,040.250
  $57.000       -5.000%           $40.250           -5.000%      $1,040.250
  $54.000       -10.000%          $40.250           -10.000%     $1,040.250
  $51.000       -15.000%          $40.250           -15.000%     $1,040.250
  $48.000       -20.000%          $40.250           -20.000%     $1,040.250
  $47.999       -20.001%          $0.00             -20.001%     $799.990
  $36.000       -40.000%          $0.00             -40.000%     $600.000
  $18.000       -70.000%          $0.00             -70.000%     $300.000
  $0.000        -100.000%         $0.00             -100.000%    $0.000

 ----------------------------------------------------------------------------
notes will be automatically called if the closing price of one share of the
Reference Stock on any Review Date (other than the final Review Date) is greater than or equal
(1)  The to the Initial Stock Price.
(2)  You will receive a Contingent Interest Payment in connection with a Review
     Date if the closing price of one share of the Reference Stock on that
     Review Date is greater than or equal to the Interest Barrier.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not This material is not a product of J.P. Morgan Research
Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC ("JPMS") is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.
Filed pursuant to Rule 433
Registration Statement No. 333-177923
Dated: July 16, 2013